                              EXHIBIT 12

                   RATIO OF EARNINGS TO FIXED CHARGES

                                                         EXHIBIT 12



                   RATIO OF EARNINGS TO FIXED CHARGES



         Twelve            Six
         Months           Months
         Ended    Year    Ended
         Decem-   Ended   Decem-             Year Ended
         ber 31, June 30, ber 31,           December 31,
                                  ________________________________
          1994   1994(a)   1994    1993    1992    1991    1990
         _______ ________ _______ _______ _______ _______ _______
                           (dollars in thousands)

EARNINGS:

Consoli-
 dated
 pretax
 income
 from
 con-
 tinuing
 opera-
 tions. .$ 8,759  $13,563 $   611 $11,588 $10,831 $11,308 $ 1,413
Interest. 38,417   25,464  20,229  13,747  12,459  12,581  12,519
Net
 amorti-
 zation
 of debt
 discount
 and pre-
 mium and
 issuance
 expense.  1,183      941     568     604     495     462     450
Interest
 portion
 of ren-
 tal ex-
 pense. .  1,513    1,341     520     995   1,025     813     579
         _______  _______ _______ _______ _______ _______ _______

Earnings.$49,872  $41,309 $21,928 $26,934 $24,810 $25,164 $14,961
         =======  ======= ======= ======= ======= ======= =======

FIXED CHARGES:
Interest.$38,417  $25,464 $20,229 $13,747 $12,459 $12,581 $12,519
Net
 amorti-
 zation
 of debt
 discount
 and pre-
 mium and
 issuance
 expense.  1,183      941     568     604     495     462     450
Interest
 portion
 of ren-
 tal ex-
 pense. .  1,513    1,341     520     995   1,025     813     579
         _______  _______ _______ _______ _______ _______ _______

Fixed
 charges.$41,113  $27,746 $21,317 $15,346 $13,979 $13,856 $13,548
         =======  ======= ======= ======= ======= ======= =======

Ratio of
 earnings
 to fixed
 charges.   1.21     1.49    1.03    1.76    1.77    1.82    1.10
         =======  ======= ======= ======= ======= ======= =======

__________________________

(a)  During 1994, the Company changed its fiscal year-end from
     December 31 to June 30.
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                                                         EXHIBIT 12



                   RATIO OF EARNINGS TO FIXED CHARGES



                                             Pro Forma (a)
                                      _____________________________
                                      Twelve Months        Year
                                          Ended            Ended
                                      December 31,        June 30,
                                          1994              1994
                                      _____________      __________
                                         (dollars in thousands)

EARNINGS:
Consolidated pretax income from
  continuing operations. . . . . . .   $ 16,194         $ 16,529
Interest . . . . . . . . . . . . . .     39,504           39,744
Net amortization of debt discount
  and premium and issuance expense .      1,136            1,136
Interest portion of rental expense .      1,684            1,684
                                       ________         ________

    Earnings . . . . . . . . . . . .   $ 58,518         $ 59,093
                                       ========         ========

FIXED CHARGES:
Interest . . . . . . . . . . . . . .   $ 39,504         $ 39,744
Net amortization of debt discount
  and premium and issuance expense .      1,136            1,136
Interest portion of rental expense .      1,684            1,684
                                       ________         ________

    Fixed charges. . . . . . . . . .   $ 42,324         $ 42,564
                                       ========         ========

Ratio of earnings to fixed charges .       1.38             1.39
                                       ========         ========

_______________________________

(a) To give effect to increase in outstanding debt, as of the beginning of the period presented, primarily as a result of the January 31, 1994 acquisition of Missouri Gas Energy, which was financed through the sale of $475 million of 7.60% Senior Notes. Those debt proceeds, along with proceeds of a $50 million common stock rights offering and working capital from operations, were also used to retire approximately $105 million of long-term debt. This ratio also assumes the acquisition of Missouri Gas Energy occurred as of the beginning of the period presented, as reflected in the pro forma condensed statement of consolidated operations included in the 1994 Form 10-K and the December 31, 1994 Second Quarter Form 10-Q.